Exhibit 99.1


                       Frontier Communications Corporation
                                3 High Ridge Park
                               Stamford, CT 06905
                                 (203) 614-5600

                                 March 23, 2009

To:        Members of the Board of Directors
           and Executive Officers

From: David G. Schwartz, Vice President, Deputy General Counsel and Assistant Secretary

Re:        Notice of Blackout Period
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     As you  know,  you  may  not  buy or sell  equity  securities  of  Frontier
Communications Corporation (the "Company") during a specified period of time in each calendar quarter (the "Quarterly Blackout Period"). The Quarterly Blackout Period for the first quarter ending March 31, 2009 began on March 16, 2009 and will last until the second business day following the filing of the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2009. You will be informed of the exact date on which the Quarterly Blackout Period for the first quarter ending March 31, 2009 will end.

     Please note that the Quarterly Blackout Period for the first quarter 2009 is expected to partially overlap with a separate blackout period for participants in the Frontier Communications Corporation 401(k) Savings Plan (the "401(k) Plan") that is required in order to effect a transition of the administration of the 401(k) Plan to a new service provider. The blackout period for the 401(k) Plan is scheduled to commence the week beginning April 19, 2009 and is expected to end the week beginning May 17, 2009 (the "Plan Blackout Period"). Since the exact dates of the Plan Blackout Period depend on a number of factors, you may call me at (203) 614-5675 at any time to determine whether the Plan Blackout Period has begun or ended. I also will notify you of any delays.

     Regardless of whether you are a participant in the 401(k) Plan, YOU ARE NOW PROHIBITED FROM TRADING IN THE COMPANY'S EQUITY SECURITIES, other than exempt transactions, until the expiration of the Quarterly Blackout Period or the expiration of the Plan Blackout Period, whichever is later. You should be aware that certain transactions which are normally permitted during our Quarterly Blackout Periods (for example, exercising stock options, paying the exercise price for option shares by tendering previously owned shares or using shares to satisfy the tax withholding obligation upon a vesting of restricted stock) are not permitted during the Plan Blackout Period. The regulations do provide exceptions for a limited number of transactions, primarily those that take place automatically or in a manner that is outside your control. Bona fide gifts also are exempted.

     Please remember that in addition to the above trading prohibitions, you are generally prohibited from buying, selling or recommending securities while you are aware of material, non-public information about any security or its issuer. Once these blackout periods end, you will still be subject to our normal rules requiring pre-clearance of trading in the Company's equity securities.

     Federal securities laws require us to provide this notice to you as a director or executive officer of the Company. Please contact me at (203) 614-5675 for further information or questions.

                                                    D.G.S.